As filed with the Securities and Exchange Commission on February 10, 2020

Registration No. 333-199244

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Diplomat Pharmacy, Inc.

(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation or organization)	38-2063100 (I.R.S. Employer Identification Number)

4100 S. Saginaw St. Flint, MI (Address of principal executive offices)	48507 (Zip code)

Diplomat Pharmacy, Inc. 2014 Omnibus Incentive Plan

Diplomat Pharmacy, Inc. 2007 Option Plan

(Full title of the plan)

Marianne D. Short

Executive Vice President and Chief Legal Officer

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(952) 936-1300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Timothy R. Aragon

G. Allen Hicks

Hogan Lovells US LLP

1601 Wewatta Street, Suite 900

Denver, CO 80202

Telephone: (303) 899-7300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) withdraws and removes from registration all shares of common stock, no par value (the “Common Stock”), of Diplomat Pharmacy, Inc., a Michigan corporation (the “Company” or “Registrant”), remaining unissued under the Company’s Registration Statement on Form S-8 (No. 333-199244) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on October 10, 2014 pertaining to the registration of (a) 4,000,000 shares of Common Stock for issuance under the Diplomat Pharmacy, Inc. 2014 Omnibus Incentive Plan and (b) 6,235,331 shares of Common Stock for issuance under the Diplomat Pharmacy, Inc. 2007 Option Plan.

The Company, UnitedHealth Group Incorporated, a Delaware corporation (“UnitedHealth Group”), and Denali Merger Sub, Inc., a Michigan corporation and a direct wholly owned subsidiary of UnitedHealth Group (“Purchaser”), entered into an Agreement and Plan of Merger, dated as of December 9, 2019 (as amended or supplemented from time to time, the “Merger Agreement”). Pursuant to the Merger Agreement, Purchaser merged with and into the Company, with the Company surviving as a direct wholly owned subsidiary of UnitedHealth Group (the “Merger”), in accordance with Section 703a(3) of the Michigan Business Corporation Act, upon the terms and subject to the conditions set forth in the Merger Agreement. The Merger became effective on February 10, 2020.

As a result of the Merger, further offerings pursuant to the Registration Statement have been terminated. In accordance with the undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the shares of Common Stock registered under the Registration Statement that remain unsold at the termination of the offerings, the Company hereby removes from registration the shares of Common Stock registered but unsold under the Registration Statement as of the filing date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on this 10th day of February, 2020. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

DIPLOMAT PHARMACY, INC.

By:	/s/ Karen E. Peterson
Name:	Karen E. Peterson
Title:	Secretary